Exhibit 99.1

NEWS

KeyCorp Receives Strategic Minority Investment from Scotiabank

Opportunistic capital raise on attractive terms

Accelerates capital and earnings improvement; capital raise estimated to result in pro forma CET1 of 12.4%

Further strengthens Key’s capacity for growth

CLEVELAND, OH - August 12, 2024 /PRNewswire/ — KeyCorp (NYSE: KEY) today announced it has reached an agreement under which The Bank of Nova Scotia (“Scotiabank”) (TSX: BNS) (NYSE: BNS) will make a strategic minority investment in KeyCorp of approximately $2.8 billion, representing approximately 14.9% pro forma common stock ownership, for a fixed price of $17.17 per share.

“Scotiabank approached us with a unique opportunity to raise capital on attractive terms. While we continue to be comfortable with our current capital position, we determined that the investment enables Key to accelerate our well-communicated capital and earnings improvement while bolstering our strategic position,” said KeyCorp Chairman and Chief Executive Officer, Chris Gorman. “Further, this transaction creates greater capacity for growth by enabling additional investments in targeted scale across our franchise and increases Key’s strategic agility as we navigate an uncertain environment from a position of strength. We have a proven track record of driving growth in areas such as investment banking, payments, and wealth management, and we expect to leverage our strengthened financial position to lean into these areas more aggressively.”

Transaction Details

The approximately $2.8 billion minority investment is estimated to increase KeyCorp’s June 30, 2024, CET1 capital ratio by 195 basis points to 12.4% and increase tangible book value per share by more than 10%.

In conjunction with completion of the capital raise, KeyCorp intends to evaluate a potential repositioning of the available-for-sale securities portfolio with the objective of accelerating the timing of expected profitability, liquidity and capital improvements, and generally increasing resiliency. The capital raise, along with the contemplated repositioning, are estimated to result in a strong net CET1 capital ratio in the range of 11.3% to 11.6%,1 while being low single-digit accretive to 2025 earnings per share and slightly accretive to 2026 earnings per share. The estimated CET1 capital ratio, pro forma for the capital raise and balance sheet repositioning, inclusive of AOCI is expected to be in the range of 9.1% to 9.4%,1 a 185 to 210 basis point improvement from June 30, 2024, providing a substantial cushion as Basel III rules are eventually finalized. Such future actions would be subject to market conditions and other factors.

[1]	Based on potential Deferred Tax Asset deduction

As part of the transaction, KeyCorp and Scotiabank plan to explore commercial opportunities to partner together in the future to best serve their respective client bases.

Timing and Approvals

Scotiabank will purchase approximately 163 million shares of KeyCorp’s common stock in two tranches: an initial investment of $0.8 billion, after which Scotiabank will own 4.9% of KeyCorp’s common stock, will occur upon expiration of the antitrust waiting period under the Hart-Scott-Rodino (HSR) Act, followed by an additional investment of $2.0 billion, after which Scotiabank will own approximately 14.9% of KeyCorp’s common stock, upon approval by the Federal Reserve.

The parties expect to complete the initial purchase at the end of August and the additional purchase upon the satisfaction of customary closing conditions and the receipt of Federal Reserve approval, which is expected to occur in the first quarter of 2025.

Advisors

J.P. Morgan Securities LLC and KeyBanc Capital Markets are serving as financial advisors, and Sullivan & Cromwell LLP is serving as legal counsel to KeyCorp.

Investor Call

KeyCorp will hold a live investor presentation call on August 12, 2024, at 8:00 AM ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via KeyCorp’s Investor Relations page at https://www.key.com/ir. A replay of the call will be available on KeyCorp’s Investor Relations website through August 12, 2025.

About KeyCorp

KeyCorp’s roots trace back nearly 200 years to Albany, New York. Headquartered in Cleveland, Ohio, Key is one of the nation’s largest bank-based financial services companies, with assets of approximately $187 billion at June 30, 2024.

Key provides deposit, lending, cash management, and investment services to individuals and businesses in 15 states under the name KeyBank National Association through a network of approximately 1,000 branches and approximately 1,200 ATMs. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank Member FDIC.

About Scotiabank

Scotiabank’s vision is to be our clients’ most trusted financial partner, to deliver sustainable, profitable growth and maximize total shareholder return. Guided by our purpose: “for every future,” we help our clients, their families and their communities achieve success through a broad range of advice, products and services, including personal and commercial banking, wealth management and private banking, corporate and investment banking, and capital markets. With assets of approximately CDN $1.4 trillion (as of April 30, 2024), Scotiabank trades on the Toronto Stock Exchange (TSX: BNS) and New York Stock Exchange (NYSE: BNS). For more information, please visit www.scotiabank.com and follow us on X @Scotiabank.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “outlook,” “goal,” “objective,” “plan,” “expect,” “anticipate,” “intend,” “project,” “believe,” “estimate,” “potential,” “contemplate,” “explore,” and other words of similar meaning. Forward-looking statements represent management’s current expectations and forecasts regarding future events. If underlying assumptions prove to be inaccurate or unknown risks or uncertainties arise, actual results could vary materially from these projections or expectations. Factors that could cause Key’s actual results to differ from those described in the forward-looking statements can be found in KeyCorp’s Form 10-K for the year ended December 31, 2023, as well as in KeyCorp’s subsequent SEC filings, all of which have been filed with the Securities and Exchange Commission and are available on Key’s website (www.key.com/ir) and on the Securities and Exchange Commission’s website (www.sec.gov). Forward looking statements speak only as of the date they are made and Key does not undertake any obligation to update the forward-looking statements to reflect new information or future events.

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Note to Editors: For up-to-date company information, media contacts and facts and figures about Key lines of business, visit our Media Newsroom at Key.com/newsroom.

For more information contact:

Investor Relations: Brian Mauney, 216.689.0521, brian_mauney@keybank.com

Media: Susan Donlan, 216.471.3133, susan_e_donlan@keybank.com